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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12 (b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               Gleason Corporation
             (Exact Name of Registrant as Specified in Its Charter)


             Delaware                                     16-1224655
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 (State of Incorporation or Organization)   (I.R.S. Employer Identification No.)

 1000 University Avenue, P.O. Box 22970, Rochester, New York          14692-2970
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        (Address of Principal Executive Offices)                      (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |_|


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|

Securities Act registration statement file number to which this form relates:
                                                               Not Applicable
                                                               --------------
                                                               (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:


        Title of Each Class                 Name of Each Exchange on Which
        to be So Registered                 Each Class is to be Registered
        -------------------                 ------------------------------

   Common Share Purchase Rights               New York Stock Exchange
   ----------------------------               -----------------------



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of Class)






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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On May 4, 1999, the Board of Directors (the "Board") of Gleason Corporation (the "Company") authorized the Company to enter into the Rights Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), dated as of May 4, 1999. In connection therewith, the Board authorized and declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Shares"), of the Company, payable to the stockholders of record on June 15, 1999 (the "Record Date"), and authorized the issuance of one Right for each Common Share of the Company issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the Distribution Date (as defined in the Rights Agreement), each Right initially representing the right to purchase one Common Share upon the terms and subject to the conditions set forth in the Rights Agreement, as amended by the amendment described below. Capitalized terms not defined herein have the meaning ascribed to such terms in the Rights Agreement.

         At a meeting held on December 8, 1999 (the "Board Meeting"), the Board approved, after receiving the recommendation of a special committee, an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Torque Acquisition Co., L.L.C., a Delaware limited liability company and wholly owned subsidiary of Vestar Capital Partners IV, L.P. ("Acquisition Company"), and Torque Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquisition Company ("Merger Subsidiary"). Pursuant to the Merger Agreement, among other things, (i) the Company and Acquisition Company shall jointly commence a cash tender offer (the "Offer") to purchase all Common Shares, and (ii) Merger Subsidiary shall merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. At the Board Meeting, the Board approved the Merger, the Offer and the Merger Agreement.

         At the Board Meeting, the Board approved an amendment to the Rights Agreement. The amendment provides that none of Acquisition Company, Merger Subsidiary, Vestar Capital Partners IV, L.P., Vestar Capital Partners, the stockholders of the Company who are parties to that certain Stockholders' Agreement, dated as of November 29, 1999 (the "Stockholders' Agreement"), or the Gleason Foundation (formerly known as the Gleason Memorial Fund, Inc.), individually or collectively, shall be deemed to be an Acquiring Person solely as a result of (i) the announcement, approval, execution or delivery of the

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Merger Agreement or the Stockholders' Agreement, (ii) the commencement of the
Offer, (iii) the acceptance for payment of Common Shares in the Offer, (iv) the consummation of the Merger or (v) the consummation of the other transactions contemplated by the Merger Agreement.

         The amendment further provides that a Distribution Date shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Stockholders' Agreement,
(ii) the commencement of the Offer, (iii) the acceptance for payment of Common Shares in the Offer, (iv) the consummation of the Merger or (v) the consummation of any of the other transactions contemplated by the Merger Agreement.

         The amendment further provides that a Shares Acquisition Date shall not be deemed to have occurred as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Stockholders' Agreement,
(ii) the commencement of the Offer, (iii) the acceptance for payment of Common Shares in the Offer, (iv) the consummation of the Merger or (v) the consummation of any of the other transactions contemplated by the Merger Agreement.

         The amendment further provides that, subject to the terms of the Rights Agreement, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in the Rights
Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or prior to the earliest of (i) the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Rights are exchanged as provided in Section 24 of the Rights Agreement, or (iv) the effective time of the Merger pursuant to the Merger Agreement.

         The amendment further provides that neither (i) the announcement, approval, execution or delivery of the Merger Agreement or the Stockholders' Agreement, (ii) the commencement of the Offer, (iii) the acceptance for payment of Common Shares in the Offer, (iv) the consummation of the Merger or (v) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to be an event described in Section 13 of the Rights Agreement and shall not cause the Rights to be adjusted or exercisable in accordance with such section.

         The Amendment shall be deemed effective as of December 8, 1999.

         A copy of the amendment to the Rights Agreement is filed herewith as
Exhibit 99.1. Copies of the Rights Agreement and the amendment thereto are available free of charge from the Company. This summary description of the Rights Agreement and the amendment thereto does not purport to be complete and


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is qualified in its entirety by reference to the Rights Agreement and the amendment thereto, which are incorporated by reference.

ITEM 2. EXHIBITS.

         The following exhibit is filed herewith:

Exhibit
           No.                                              Description
        -------                                             -----------

        99.1 Amendment No. 1 to the Rights Agreement, dated as of December 8, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                           GLEASON CORPORATION



                                           By: /s/ Edward J. Pelta
                                               ---------------------------------
                                           Name:   Edward J. Pelta
                                           Title:  Vice President,
                                                   General Counsel and Secretary


                            Dated: December 15, 1999

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                                  EXHIBIT INDEX

                   The following exhibit is filed herewith:

    Exhibit
           No.                                              Description
        -------                                             -----------
        99.1 Amendment No. 1 to the Rights Agreement, dated as of December 8, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.